Motorola, Inc.
                    Ratio of Earnings to Fixed Charges


                                           Years Ended December 31,
                          July 1, July 2,
(In Millions)             1995    1994    1994    1993    1992    1991    1990

Pretax Income (1)        $1,342  $1,062  $2,447  $1,481   $809    $614    $665

Capitalized interest          0       0       0     --      (1)     (4)    (7)

Fixed charges               135     142     277     254    269      241    237
  (as calculated below)

Earnings (2)             $1,477  $1,204  $2,724  $1,735   $1,077  $851   $895


Fixed charges:

Interest expense          $103    $105    $215    $203     $219   $194   $193

Rent expense interest
factor                      32      37      62      51       50     47     44

Total fixed charges (3)   $135    $142    $277    $254     $269   $241   $237


Ratio of earnings to
fixed charges              11.0    8.5    9.8     6.8      4.0     3.5    3.8



(1) After adjustments required by Item 503 (d)(3)(ii),(iii) and (iv) of SEC Regulation S-K.

(2)  As defined in Item 503 (d)(3) of SEC Regulation S-K.

(3)  As defined in Item 503 (d)(4)(1) of SEC Regulation S-K.